Exhibit 4.4

Allen & Overy LLP

CONFORMED COPY

CREDIT AGREEMENT

in relation to a

Euro 695,000,000

TERM LOAN FACILITY

for

ADECCO GERMANY HOLDING GmbH

arranged by

UBS LIMITED

as Mandated Lead Arranger

with

UBS AG, LONDON BRANCH

as Agent

13 January 2006

Schedule
1.	Banks and Commitments	65
2.	Initial Conditions Precedent Documents	66
3.	Form of Request	69
4.	Form of Novation Certificate	70
5.	Mandatory Cost Formulae	71
6.	Schedule of Security Interests	73
7.	Form of Extension Notice	75
8.	Form of Officer’s Certificate	76
9.	Form of Margin Certificate	78
10.	Form of Confirmation Letter/Bescheinignung	79

Signatories		82

THIS AGREEMENT is dated 13 January 2006

BETWEEN:

(1)	ADECCO SA (the Company);

(2)	ADECCO GERMANY HOLDING GmbH as the borrower (Bidco);

(3)	UBS LIMITED as mandated lead arranger (the Mandated Lead Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Banks and Commitments) as the original lenders (the Original Banks); and

(5)	UBS AG, LONDON BRANCH as agent for the Finance Parties (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acquisition means the acquisition by Bidco of the Shares pursuant to the Offer Documents and the SSP Agreement.

Acquisition Documents means:

(a)	the Offer Document; and

(b)	the SSP Agreement.

Administrative Party means the Mandated Lead Arranger or the Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros at or about 11.00 a.m. on a particular day.

Approved Bank means a financial institution which qualifies as a bank pursuant to the laws of the jurisdiction of the place of its registered office, provided that it has a genuine banking activity as per explanatory notes no. S-02.128 (1.2000) of the Swiss Federal Tax Administration.

Availability Period means the period from and including the date of this Agreement to and including the earlier of:

(a)	the Offer Expiry Date;

(b)	the Final Settlement Date; and

(c)	the Availability Period Longstop Date.

Availability Period Longstop Date means the date falling one month before the Original Final Maturity Date or, if extended pursuant to the exercise of the Extension Option, 15 August 2006.

BaFin means the Federal Office for Supervision of Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht).

Bank means:

(a)	an Original Bank; or

(b)	any person which becomes a Bank after the date of this Agreement.

Borrower means Bidco.

Borrower’s Agent means the Company or such other member of the Group as is nominated by the Company with the previous consent of the Agent.

Break Costs means the amount (if any) by which:

(a)	the interest which a Bank should have received for the period from the date of receipt of all or any part of its share in a Loan to the last day of the current Term in respect of that Loan, had the principal amount received been paid on the last day of that Term;

exceeds:

(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Term.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general interbank business in London and Frankfurt and, if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Clean Up Period means the period commencing on the First Settlement Date and ending on the date which is 90 days after the First Settlement Date.

Commitment means:

(a)	in respect of an Original Bank, the amount in euros set opposite the name of that Bank in Schedule 1 (Banks and Commitments) under the heading “Commitments” and the amount of any other Bank’s Commitment acquired by it under Clause 27 (Changes to the Parties); or

(b)	in relation to any other Bank, the amount of any Commitment acquired by it under Clause 27 (Changes to the Parties),

in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

Commitment Letter means the letter so entitled and dated 6 January 2006 between, among others, the Company and the Mandated Lead Arranger.

Confirmation Letter means a letter substantially in the form as required in the official standard letter by the German Federal Ministry of Finance to the credit committee of the German banking association (dated 20 October 2005, docket nr. IV B 7 – S 2742a – 43/05; a bilingual version is attached Schedule 10 (Form of Confirmation Letter/Bescheinighung)) specifying, in particular, all

Security Interests that have been granted for the Loans or, in the event that the official standard letter for the purpose of Sec. 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) (CITA) is amended by the German tax authorities, a letter in the form of such amended standard letter.

Consolidated Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of Switzerland, the United States of America, the U.K. or any other European Union country or by an instrumentality or agency of the government of Switzerland, the United States of America, the U.K. or any other European Union country having an equivalent credit rating;

(d)	any investment in a mutual fund comprised of money market (including structured money market enhancements) or fixed income instruments, for which quotes are provided at least weekly and where:

(i)	if the investment company operating the mutual fund operates in Europe, it complies with the Undertakings for Collective Investment in Transferable Securities (as amended), or if the investment company operating the mutual fund operates in the United States of America, it complies with the United States of America Investment Company Act of 1940 (as amended); and

(ii)	both the investment company operating the mutual fund, the legal entity for the investment in the mutual fund and the specific mutual fund have a rating of at least A by Standard & Poor’s or an equivalent rating by Moody’s or Fitch/IBCA;

(e)	any investment in a mutual fund comprised of money market (including structured money market enhancements) or fixed income instruments, for which quotes are provided at least weekly and where:

(i)	the invested amount is guaranteed at all times by an acceptable bank; and

(ii)	no more than 10 per cent. of the assets of the fund can be invested in alternative products;

(f)	any investment in a mutual fund comprised of money market (including structured money market enhancements) or fixed income instruments, for which quotes are provided at least weekly and where:

(i)	the investment company operating the mutual fund has a rating of at least A by Standard & Poor’s or an equivalent rating by Moody’s or Fitch/IBCA or, if that investment company does not have a rating from any of those rating agencies, all the obligations of that operating company or the legal entity for the investment in the mutual fund or the mutual fund itself are guaranteed by an entity that has a rating of at least A by Standard & Poor’s or an equivalent rating by Moody’s or Fitch/IBCA; and

(ii)	the investments comprising the fund have an average rating of A or higher by Standard and Poor’s or A2 or higher by Moody’s, and a duration of up to five years;

(g)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the U.K.;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A2 (or better) by Standard & Poor’s or Fitch/IBCA or P2 (or better) by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, a credit rating or either A by Standard & Poor’s or Fitch/IBCA or A2 by Moody’s;

(h)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(i)	any other instrument, security or investment approved by the Majority Banks,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable at that time of being applied against the Financial Indebtedness of the Group. However, in calculating the amount of Consolidated Cash and Cash Equivalents at any time:

(i)	all instruments falling under paragraphs (b) to (h) above (inclusive) (but excluding paragraph (f) above), with a term to maturity of more than 12 months at that time shall be excluded for the purposes of the calculation; and

(ii)	no more than 50 per cent. of the aggregate principal amount of the instruments falling under paragraphs (b) to (h) above (inclusive) (but excluding paragraph (f)) may be represented by instruments with a term to maturity of more than six months at that time, the amount of any excess above that 50 per cent. being disregarded for the purposes of the calculation; and

(iii)	no more than the lower of 10 per cent. of Consolidated Cash and Cash Equivalents (including instruments which but for this paragraph would fall within paragraph (f) above) and EUR80,000,000 at any time may be comprised of instruments falling under paragraph (f) above, the amount of any excess being disregarded for the purposes of the calculation.

An acceptable bank for this purpose is a commercial bank or trust company which has a rating of no less than A or higher by Standard & Poor’s or Fitch/IBCA or A2 or higher by Moody’s for its long-term debt obligations or has been approved by the Majority Banks.

Consolidated Interest Expenses means, in relation to any period, the aggregate, calculated on a consolidated basis, of all interest, fees, commissions and other costs, expenses or charges (including without limitation, the interest element of any hire payments under Finance Leases) accruing due from members of the Group during such a period in respect of Financial Indebtedness.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Designated Term has the meaning given to it in Clause 8.3 (Default interest).

EBIT means, in relation to any period, consolidated profits of the Group from continuing operations before Consolidated Interest Expenses and taxes on income and profits during that period.

EBITDA means, in relation to any period, EBIT after adding back depreciation and amortisation charged during that period.

EURIBOR means for a Term of any Loan:

(a)	the applicable Screen Rate; or

(b)	if the applicable Screen Rate is not available for the relevant period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to the leading banks in the European interbank market, at or about 11.00 a.m. Brussels time on the Rate Fixing Day for the offering of deposits in euros for a period comparable to the relevant Term.

euro, euros and € means the single currency of the Participating Member States.

Euro Equivalent means:

(a)	for an amount expressed or denominated in a currency other than euro, the equivalent of that amount in euro converted at the Agent’s Spot Rate of Exchange on the date of the relevant calculation; and

(b)	for an amount expressed or denominated in euro, that amount.

Event of Default means an event specified as such in Clause 18.1 (Events of Default).

Existing Bank has the meaning given to that term in Clause 27.2 (Transfers by Banks).

Extension Fee means the fee payable, in accordance with the Fee Letter, in respect of the exercise of the Extension Option.

Extension Notice means a request by the Company to exercise the Extension Option, substantially in the form of Schedule 7 (Form of Extension Notice).

Extension Option means the option available to the Company, at its discretion, to extend the Final Maturity Date pursuant to Clause 6.2 (Extension option).

Extension Option Final Maturity Date means the date falling 12 months after the Original Final Maturity Date or, if that date is not a Business Day, the preceding Business Day.

Facility means the term loan facility made available under Clause 2.1 (Term Loan Facility) of this Agreement.

Facility Office means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means the letter entered into between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the Original Final Maturity Date or, if extended pursuant to the exercise of the Extension Option, the Extension Option Final Maturity Date.

Final Settlement Date means the earliest date on which all of the following have occurred:

(a)	all payments of cash payable in respect of acceptances of the Offer have been made;

(b)	no further acceptances of the Offer are possible; and

(c)	all payments of cash required to be made by Bidco pursuant to the SSP Agreement have been made.

Finance Document means:

(a)	this Agreement;

(b)	the Commitment Letter;

(c)	the Fee Letter;

(d)	a Transfer Certificate; or

(e)	any other document designated as such by the Agent and the Company.

Finance Party means a Bank or an Administrative Party.

Finance Lease means a lease or hire purchase arrangement which constitutes a capital lease under GAAP.

Financial Indebtedness means, in relation to any period, the aggregate of (but without including any item more than once):

(a)	all principal amounts outstanding under this Agreement and other loan facilities;

(b)	amounts raised by acceptance under any acceptance credit facility or any dematerialised equivalent;

(c)	all monies raised under any note purchase facility or by the issue of notes, bonds, debentures or other securities;

(d)	rental payments under Finance Leases to the extent capitalised under GAAP;

(e)	the amount of any liability in respect of any part of the purchase price for any property or services the payment of which is agreed to be deferred for a period in excess of 180 days, but excluding all Financial Indebtedness under this paragraph (e) which in aggregate totals not more than €20,000,000;

(f)	amounts raised under any other transaction having the commercial effect of a borrowing entered into by any person in order to finance its operations or capital requirements; and

(g)	the amounts raised pursuant to securitisation or other sales of receivables by any member of the Group,

but excluding Indebtedness referred to in any of (a) to (g) above outstanding to another member of the Group.

Financial Officer means the relevant Obligor’s Chief Financial Officer, its Corporate Treasurer or its Corporate Controller.

First Settlement Date means the date on which Bidco first makes any payments of cash in respect of the Offer following the Unconditional Date.

GAAP means:

(a)	in relation to the Company, US GAAP or, on and following the time of the production of the first set of consolidated financial statements of the Group following the time at which it has determined to produce its financial statements in accordance with IAS (as notified to the Agent by the Company), IAS; and

(b)	in relation to any other Obligor, US GAAP, IAS or the generally accepted accounting principles in its state of incorporation as in force from time to time.

Group means the Company and its Subsidiaries from time to time.

Guarantor means the Company.

Holding Company means, in relation to a person, an entity to which that person is a Subsidiary.

IAS means the International Accounting Standard referred to in Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards.

Indebtedness means any obligation (whether incurred as principal or as surety) for the payment or repayment of money whether present or future, actual or contingent.

Information Memorandum has the meaning given to that term in Clause 15.19 (Information Memorandum).

Key Shareholder has the meaning given to it in Clause 7.4 (Mandatory prepayment – change of control).

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Major Breach means a breach of:

(a)	Clause 16.11 (Pari passu ranking);

(b)	Clause 16.12 (Negative pledge);

(c)	Clause 16.13 (Disposals); or

(d)	Clause 17 (Acquisition Covenants).

Major Default means any of the following Events of Default:

(a)	Clause 18.2 (Non-payment);

(b)	Clause 18.3 (Breach of other obligations) but only insofar as it relates to a Major Breach;

(c)	Clause 18.4 (Misrepresentation) but only insofar as it relates to a Major Representation;

(d)	Clause 18.6 (Insolvency) or 18.6(a) (Insolvency proceedings) with each reference in those Clauses to a Material Group Member being construed as a reference to a Material Group Member and to a member of the Target Group;

(e)	Clause 18.12 (Effectiveness of Finance Documents); or

(f)	Clause 18.13 (Ownership of the Obligors).

Major Representation means any of the representations contained in the following Clauses:

(a)	Clause 15.2 (Status);

(b)	Clause 15.3 (Powers and authority);

(c)	Clause 15.4 (Legal validity);

(d)	Clause 15.11 (Non-conflict); or

(e)	Clause 15.12(a) (No default) with the reference to a Default being construed as a reference to a Major Default.

Major Shareholder means a shareholder holding directly more than 25 per cent. of the shares in the Borrower.

Majority Banks means, at any time, Banks:

(a)	whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding;

(b)	if there are no Loans then outstanding, whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(c)	if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

Margin means at any time the percentage rate per annum determined at such time to be the Margin for Loans in accordance with Clause 8.5 (Calculation of Margin).

Margin Certificate has the meaning given to that term in Clause 8.5(c) (Calculation of Margin).

Material Group Member means an Obligor or a Principal Subsidiary.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

Net Consolidated Financial Debt means, at any time, the aggregate Financial Indebtedness, on a consolidated basis, of the Group minus Consolidated Cash and Cash Equivalents held by any member of the Group at that time.

New Bank has the meaning given to that term in Clause 27.2 (Transfers by Banks).

Novation Certificate has the meaning given to it in Clause 27.3 (Procedure for novations).

Obligor means the Borrower or the Guarantor.

Offer means the mandatory offer to be made by Bidco in accordance with the Takeover Act and pursuant to the Offer Document, as that offer may be amended in a manner permitted under this Agreement.

Offer Document means the offer document issued or to be issued by Bidco to shareholders of the Target in respect of the Offer.

Offer Expiry Date means the date upon which the Offer lapses, terminates or is withdrawn (other than, in each case, as a result of the successful completion of the Offer).

Original Final Maturity Date means the date falling 180 days from the date of this Agreement or, if that date is not a Business Day, the preceding Business Day.

Original Financial Statements means the audited consolidated financial statements of the Group for the financial year ended 31 December 2004.

Participating Member State means a member state of the European Communities that adopts the euro as its currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Security Interest means any Security Interest:

(a)	referred to in Schedule 6 (Schedule of Security Interests) and any other Security Interest created or outstanding with the prior written consent of the Majority Banks provided that, unless permitted by any other exception below, the aggregate principal amount secured by such Security Interest will not be increased without such further consent;

(b)	that attaches to receivables, the underlying contract generating such receivables, the collections in respect thereof and the benefit of any insurances covering such contracts, pursuant to a securitisation or sale of receivables in respect of which an amount at least equal to the sale proceeds of such receivables is treated as Financial Indebtedness for the purpose of this Agreement;

(c)	over receivables of any one or more members of the Group in a maximum aggregate amount of the greater of (i) €75,000,000 (or its equivalent in other currencies) and (ii) 20 per cent. of outstanding gross receivables as required to be included in the Company’s consolidated financial statements to secure Financial Indebtedness incurred by members of the Group;

(d)	arising solely by operation of law and either for so long as it remains unenforceable or otherwise is discharged within 30 days, or arising by virtue of a banker’s right of set-off or combination of accounts arising by operation of law or any rights of set-off arising in the normal course of business and the aggregate amount of which is not material or netting arrangements arising in the ordinary course of banking business for cash management purposes, whether arising by operation of law or contract;

(e)	over any security deposits required in respect of leased premises;

(f)	arising under any retention of title arrangements entered into in the ordinary course of trading;

(g)	over goods or documents of title to goods arising in the ordinary course of documentary credit transactions;

(h)	on assets acquired after the date of this Agreement, or on assets of a body corporate which becomes a Subsidiary of the Company by acquisition after the date of this Agreement, provided that:

(i)	any such Security Interest is in existence prior to such acquisition and is not created in contemplation of such acquisition; and

(ii)	the amounts secured by such Security Interest does not exceed, at any time, the amount secured by it as at the date of acquisition or agreed to be secured by it (in accordance with the original terms on which such Security Interest was created) as at the date of acquisition;

(i)	over any assets to secure Indebtedness of any member of the Group where the lender has no right of recovery of such Indebtedness against the general assets and undertaking of such member of the Group but has a limited right of recourse only against the asset acquired with the proceeds of such Indebtedness;

(j)	created in favour of a plaintiff or defendant in any action, or the court or tribunal before which such action is brought, as security for costs or expenses where any member of the Group is prosecuting or defending such action in the bona fide interests of that member and any other member of the Group;

(k)	pursuant to any order of attachment, distraint, garnishee order or injunction restraining disposal of assets or similar legal process arising in connection with legal proceedings;

(l)	created or outstanding on or over any assets of any member of the Group provided that the aggregate principal amount so secured under this paragraph (l) shall not at any time exceed €35,000,000 or its equivalent in other currencies;

(m)	created pursuant to any arrangements to satisfy the mandatory requirements of a government or governmental agency applicable to the licensing or regulation of employment agencies or staffing services businesses; and

(n)	securing Indebtedness incurred to refinance other Indebtedness permitted to be secured under paragraphs (a) to (l) above inclusive or this paragraph (n) provided that the aggregate principal amount of the Indebtedness secured by such Security Interest is not increased and such Security Interest does not extend to any assets other than those which are subject to the Security Interest securing the refinanced Indebtedness.

Press Release means the press release issued by the Company on 9 January 2006 announcing the Company’s intention (via Bidco) to make the Offer, in accordance with section 10 of the Takeover Act.

Principal Subsidiary means each of Bidco, Adecco Limited (Japan), Adecco Travail Temporaire SASU (France), Adecco UK Limited, Adecco, Inc., Adecco Societa di Fornitura di Lavoro Temporaneo SPA (Italy) and Adia SASU (France), and any operating Subsidiary of the Company whose net revenues, at any time, represent five per cent. or more of the consolidated net revenues of the Company’s Group at any time, and for this purpose:

(a)	the net revenues of any such Subsidiary shall be ascertained by reference to:

(i)	the financial statements of such Subsidiary at the date to which the last audited consolidated financial statements of the Group have been prepared; or

(ii)	if such body corporate becomes a Subsidiary of the Company after that date, the latest financial statements of such Subsidiary adjusted to take into account subsequent acquisitions and disposals or other changes in circumstances;

(b)	the consolidated net revenues of the Group shall be ascertained by reference to the Original Financial Statements until the date of first delivery of the audited consolidated financial statements of the Company pursuant to Clause 16.2 (Financial information) and, thereafter, shall be ascertained by reference to the latest audited consolidated financial statements of the Company delivered pursuant to Clause 16.2 (Financial information); and

(c)	once a body corporate has become a Principal Subsidiary, it shall be considered to be one until it has been demonstrated to the reasonable satisfaction of the Agent that it has ceased to be a Principal Subsidiary, a written report from the Company’s auditors to this effect being sufficient for this purpose.

Provided that the Agent shall be entitled to seek information from the Company on the consolidated net revenues of any Subsidiary of the Company and, if following review thereof, the Agent is reasonably of the opinion that a particular Subsidiary is a Principal Subsidiary as defined above, such Subsidiary shall thenceforth be a Principal Subsidiary.

Pro Rata Share means:

(a)	for the purpose of determining a Bank’s share in a utilisation of the Facility, the proportion which its Commitment under the Facility bears to all the Commitments under the Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Bank’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means the later of the date of the relevant Request or the second TARGET Day before the first day of a Term for a Loan, or such other day as (a) the Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market or (b) the Agent and the Company otherwise agree.

Reference Banks means, subject to Clause 27.4 (Reference Banks), the Agent and such other banks as may be appointed by the Agent in consultation with the Company.

Related Party means any person or entity related to a Major Shareholder within the meaning of sec 1 para 2 of the German Foreign Tax Act (Außensteuergesetz).

Request means a request made by a Borrower for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any jurisdiction in which relevant obligations may have to be performed.

Standard & Poor’s means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means the percentage rate per annum determined by the Banking Federation of European Union for the relevant period, displayed on Telerate 248. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Banks.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security or any other type of preferential arrangement (including title transfer and retention arrangements and arrangements whereby sums deposited with a financial institution are conditioned as to maturity so as to achieve quasi-security through set-off) having a similar effect.

SESTA means the Swiss Federal Act on Stock Exchanges and Securities Trading of 24 March 1995.

Shares means the shares in the capital of the Target (including any shares of the Target issued or to be issued while the Offer remains open for acceptance).

SSP Agreement means the share sale and purchase agreement dated 9 January 2006 between the Company, Bidco and Mr. Dietrich Paulmann, Mrs. Hanna Paulmann, Mrs. Nathalie Steckel (geb. Paulmann), Mr. Boris Paulmann and Mr. Jan Patrick Paulmann as Sellers (the Paulmanns) pursuant to which Bidco has agreed to acquire certain Shares from the Paulmanns.

Sterling or £ means the lawful currency for the time being of the United Kingdom.

Subsidiary means, in relation to a company or corporation, any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Swiss Reservations means the reservations contained in paragraphs (a) to (g) of the opinion provided pursuant to paragraph (a) of clause 3 of Schedule 2 (Initial Conditions Precedent Documents) of this Agreement.

Takeover Act means the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

Target means DIS AG.

TARGET Day means a day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) System is operating.

Target Group means the Target and its Subsidiaries.

Tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term means each period determined in accordance with Clause 9 (Terms) or otherwise under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Banks, being €695,000,000 as at the date of this Agreement.

Transaction Costs means all fees, costs, expenses and stamp, registration or transfer Taxes incurred by (or required to be paid by) any member of the Group in connection with Acquisition and the Transaction Documents.

Transaction Documents means:

(a)	the Finance Documents; and

(b)	the Acquisition Documents.

Unconditional Date means the date on which the Offer becomes unconditional in all respects.

US GAAP means generally accepted accounting principles in the United States of America from time to time.

Utilisation Date means the date for the making of the relevant Loan.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

Winding up of a person includes the reorganisation, administration, dissolution or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	the Agent shall be construed so as to include its and any subsequent successors, transferees and assigns in accordance with their respective interests;

(ii)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	a Bank shall be construed so as to include its and any subsequent successors, transferees and assigns in accordance with their respective interests;

(vi)	control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(vii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(viii)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(ix)	European interbank market means the interbank market for euro operating in Participating Member States;

(x)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xi)	the long term credit rating assigned to a person means the solicited long term credit rating of that person where the rating is based primarily on the unsecured risk of that person;

(xii)	a material adverse effect means any effect which is or is reasonably likely to be materially adverse to: the business or financial condition of the Company or the Group (taken as a whole); the ability of each Obligor to meet its obligations under any of the Finance Documents; or the validity or enforceability of any Finance Document;

(xiii)	outstanding in relation to a Default or Event of Default means that the Default or Event of Default has not been remedied or waived;

(xiv)	a person includes any individual, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(xv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvi)	a Screen or page on a Screen in the definition of EURIBOR includes any replacement screen or page nominated by the Banking Federation of the European Union as the information vendor for the purpose of displaying settlement rates for deposits in euros;

(xvii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xviii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xix)	a person includes its successors, permitted transferees and permitted assigns;

(xx)	words imparting the singular include the plural and vice versa;

(xxi)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xxii)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(d)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(e)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

2.	THE FACILITY

2.1	Term Loan Facility

Subject to the terms of this Agreement, the Banks make available to the Borrower a 180 day euro term loan facility, which may be extended in accordance with Clause 6.2 (Extension option), in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.3	Borrower’s Agent

Each Obligor irrevocably authorises and instructs the Borrower’s Agent to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Borrower’s Agent under or in connection with the Finance Documents.

2.4	Actions of Borrower’s Agent

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Borrower’s Agent;

(b)	the Borrower’s Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

the failure (or purported failure) by or inability (or purported inability) of the Borrower’s Agent to inform any Obligor of receipt by it of any notification under this Agreement. Each Obligor incorporated or established in Germany hereby releases the Borrower’s Agent from the restrictions set forth in section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

3.	PURPOSE

3.1	Loans

Each Loan may only be used for:

(a)	payment of the purchase price for the Shares acquired or to be acquired pursuant to the Offer;

(b)	payment of any cash consideration required to be paid with respect to the Shares acquired or to be acquired pursuant to the SSP Agreement; and

(c)	payment of the Transaction Costs.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

No Borrower may deliver a Request until the Agent has notified the Company and the Banks that it has received all of the documents set out in Schedule 2 (Initial Conditions Precedent Documents) in form and substance satisfactory to the Agent. The Agent must give this notification promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Bank to participate in any Loan are subject to the further conditions precedent that:

(a)	on both the date of the Request and the Utilisation Date:

(i)	the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the relevant Loan is made; and

(ii)	no Default is outstanding or is likely to result from the relevant Loan; and

(b)	the making of the relevant Loan would not cause Clause 2.1 (Term Loan Facility) to be contravened.

4.3	Certain Funds

(a)	Notwithstanding any term of this Agreement, during the Availability Period no Bank is entitled to:

(i)	refuse to participate in or make available any Loan;

(ii)	cancel a Commitment;

(iii)	exercise any right of rescission or similar right or remedy which it may have in relation to any Loan; or

(iv)	accelerate or cause repayment of any Loan,

except as provided below in this Clause 4.3.

(b)	Paragraph (a) above does not apply if the entitlement arises because:

(i)	the Agent has not given the notification referred to in Clause 4.1 (Documentary conditions precedent);

(ii)	a Major Representation is not correct or will not be correct immediately after the relevant Loan is made;

(iii)	a Major Default is outstanding or will result from the making of the relevant Loan; or

(iv)	it is unlawful for that Bank to perform any of its obligations under the Finance Documents.

(c)	Nothing in this Clause 4.3 will affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Availability Period irrespective of whether that Default occurred during the Availability Period or not.

4.4	Maximum number

Unless the Agent agrees, a Request may not be given if, as a result, there would be more than three Loans outstanding.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Borrower may borrow a Loan by giving to the Agent a duly completed Request.

(b)	The latest time for receipt by the Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing (or such later date as the Company and the Agent may agree).

(c)	Each Request is irrevocable.

5.2	Completion of Requests

(a)	A Request for a Loan will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested is:

(A)	a minimum of €5,000,000 and an integral multiple of 1,000,000 units of that currency;

(B)	the maximum undrawn amount available under this Agreement for Loans under the Facility on the proposed Utilisation Date; or

(C)	such other lower amount as the Agent may agree; and

(iii)	the proposed Term complies with this Agreement.

(b)	Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Agent must promptly notify each Bank of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Bank’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Bank is obliged to participate in a Loan if as a result:

(i)	its share in the Loans under the Facility would exceed its Commitment for the Facility; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Bank must make its share in the Loan available to the Agent for the Borrower on the Utilisation Date.

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower must repay each Loan made to it in full on the Final Maturity Date.

(b)	Any amounts repaid under paragraph (a) above may not be re-borrowed.

6.2	Extension option

(a)	Subject to the provisions of this Clause 6.2 set out below, the Borrower’s Agent may, by delivery to the Agent of a duly completed Extension Notice, request that the Final Maturity Date be extended for a period of 12 months and that the Availability Period Longstop Date be extended to 15 August 2006.

(b)	If a valid Extension Notice is delivered, the Agent will promptly notify the Banks to that effect.

(c)	If, on the date of receipt of a valid Extension Notice and on the Original Final Maturity Date:

(i)	the Major Representations are correct in all respects; and

(ii)	there is no Major Default outstanding,

then, on the Original Final Maturity Date, the Final Maturity Date in respect of the Facility shall be extended to the Extension Option Final Maturity Date and the Availability Period Longstop Date shall be extended to 15 August 2006.

(d)	The Extension Notice may only be issued to the Agent by the Borrower’s Agent not later than 10 days, but no earlier than 60 days, prior to the Original Final Maturity Date and, once issued, shall be irrevocable.

(e)	The Extension Option may only be exercised once.

(f)	If the Borrower’s Agent elects to exercise the Extension Option, it must pay to the Banks on the Original Final Maturity Date the Extension Fee.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation

The Commitment of each Bank will be automatically cancelled at the close of business in London on the earlier of:

(a)	last day of the Availability Period; and

(b)	the date on which all payments of cash payable in respect of acceptances of the Offer have been made.

7.2	Voluntary cancellation

(a)	The Borrower’s Agent may, by giving not less than 10 days’ prior written notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum of €10,000,000 and an integral multiple of €5,000,000).

(b)	Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

7.3	Mandatory prepayment – illegality

(a)	A Bank must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Bank to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	The Borrower must repay or prepay the share of that Bank in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Bank will be immediately cancelled.

(c)	The date for repayment or prepayment of a Bank’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.4	Mandatory prepayment – change of control

(a)	For the purposes of this Clause 7.4:

Key Shareholder means Jacobs Holding AG.

A change of control event is any event which would trigger a requirement under SESTA for a person or persons to make a mandatory offer for the listed share capital of the Company regardless of any waiver to the contrary in the constitutional documents of the Company. Notwithstanding any provision of SESTA to the contrary, for the purposes of this definition the following will not be regarded as a change of control event:

(i)	the reacquisition of control by Jacobs Holding AG and its connected persons;

(ii)	the reacquisition or subsequent sharing of control by the Key Shareholder and its connected persons, with a third party provided that the third party:

(A)	could not itself have control of the Company (in the absence of its arrangement with the Key Shareholder or any connected person);

(B)	does not have the ability to exercise the voting rights attached to the shares held by the Key Shareholder or those connected persons with whom control is shared without the agreement of the Key Shareholder or those connected persons; and

(C)	does not hold more shares or voting rights than the Key Shareholder and its related connected persons with whom control is shared,

and for the purposes of paragraphs (i) and (ii) above control means the ability to exercise one third of the voting rights attaching to the shares of the relevant company.

A connected person in relation to the Key Shareholder means the Jacobs Foundation, Mr. Klaus J. Jacobs, a member of his immediate family (meaning spouse and children) or trusts for the benefit of any member of his immediate family or any companies controlled by them or by members of his immediate family and for the purposes of this paragraph controlled shall mean the ability to exercise direct or indirect control over the relevant company’s affairs.

(b)	The Company must promptly notify the Agent of any change of control event.

(c)	After a change of control event, if the Majority Banks so require, the Agent will by at least 30 days’ notice (to be given within six months from the date of notifications given by the Company under (b) above) to the Company:

(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

(d)	After a change of control event, if an individual Bank so requires, the Agent will by at least 30 days’ notice (to be given within six months from the date of a notification given by the Company under paragraph (b) above) to the Company:

(i)	cancel the Commitments of the relevant Bank; and

(ii)	declare that the relevant Bank’s share in all outstanding Loans, together with any accrued interest thereon and all other amounts accrued under the Finance Documents in relation to that Bank, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.5	Mandatory prepayment – funding event

(a)	In this Subclause:

net proceeds means the amount received in cash by a member of the Group (or any person guaranteed by any member of the Group) in respect of a funding event:

(i)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of each Group in respect of that funding event; and

(ii)	after deducting fees, commissions, discounts, costs and expenses reasonably incurred by members of the Group directly in connection with that funding event;

funding event means:

(i)	any public issue or public offering of any equity (or equity-linked), debt or convertible securities for a cash or part cash consideration;

(ii)	any private placement of equity (or equity-linked), debt or convertible securities for a cash or part cash consideration; and

(iii)	any loan, acceptance credit, note purchase facility or other raising of Financial Indebtedness (not falling within sub-paragraphs (i) or (ii) above) of whatever kind,

in any such case by any member of the Group (or any person guaranteed by any member of the Group) but excluding any Financial Indebtedness not exceeding in aggregate €100,000,000 during the term of the Facility raised under the Group’s commercial paper programmes existing as at the date of this Agreement; and

securities includes bonds, notes, debentures, loan stock and share capital instruments (whether bearer or registered and whether or not transferable).

(b)	The Company must apply, or must procure the application of, an amount equal to the Euro Equivalent (calculated at the date of receipt) of all net proceeds from any funding event in or towards prepayment of the Loans in accordance with this Clause 7 (Prepayment and Cancellation).

(c)	Any prepayment under this Subclause must be made on the last day of the Term of a Loan which immediately succeeds the date of the relevant funding event (with the balance (if any) being applied on the last day of the Term(s) of any other Loan(s) immediately succeeding that date) provided that if:

(i)	the Company elects by notice to the Agent; or

(ii)	the last day of the relevant Term (or Terms) would be more than 30 days after the date of receipt or recovery of the relevant net proceeds by a member of the Group,

then the prepayment must be made on the date of receipt or recovery of the relevant net proceeds by a member of the Group.

7.6	Voluntary prepayment

The Borrower’s Agent may, by giving not less than 10 days’ prior written notice to the Agent, prepay the whole or any part of any Loan on the last day of its current Term (but, if in part, in a minimum amount of €10,000,000 and an integral multiple of €5,000,000.

7.7	Additional right of prepayment and cancellation

(a)	If the Borrower is required to pay or is notified by any Bank in writing that it will be required to pay any amount to a Bank under Clause 11 (Taxes) or Clause 13 (Increased Costs), or if circumstances exist such that the Borrower will be required to pay any amount to a Bank under Clause 11 (Taxes) or Clause 13 (Increased Costs), without prejudice to the obligations of any Obligor under those Clauses, the Borrower’s Agent may, whilst the circumstances giving rise or which will give rise to the requirement to continue, serve a notice of prepayment or cancellation on that Bank through the Agent.

(b)	On the date falling five Business Days after the date of service of the notice:

(i)	the Borrower shall prepay that Bank’s share in all the Loans; and

(ii)	the Bank’s Commitment shall be permanently cancelled.

7.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, together with any Break Costs but otherwise without premium or penalty.

(c)	The Majority Banks may, at the request of the Borrower’s Agent, agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Interest rate for all Loans

The rate of interest on each Loan for each Term is the percentage rate per annum determined by the Agent to be the aggregate of:

(a)	the applicable Margin;

(b)	EURIBOR; and

(c)	the Mandatory Cost.

8.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before, on and after judgment, at a rate (the default rate) determined by the Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan at the highest Margin shown in Clause 8.5 (Calculation of Margin) and in the currency of the overdue amount for successive Terms of such duration as the Agent may determine (each a Designated Term).

(b)	Notwithstanding paragraph (a) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then the first Designated Term for that overdue amount will be the unexpired portion of that Term.

(c)	The default rate will be determined by the Agent on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(d)	If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the European interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it may select.

(e)	Default interest will be compounded at the end of each Designated Term.

8.4	Notification of rate of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.5	Calculation of Margin

(a)	Subject to the following provisions of this Clause 8.5, during the period from the date of this Agreement until the Original Final Maturity Date the Margin for any Loan will be 0.275 per cent. per annum.

(b)	After the Original Final Maturity Date, the Margin for all Loans will, if necessary, be adjusted (upwards or downwards) as provided for in paragraphs (c) and (d) below to the percentage rates per annum set opposite the range into which the Net Consolidated Financial Debt to EBITDA ratio falls, as shown in the most recent Margin Certificate delivered in accordance with Clause 16.2 (Financial information).

(c)	For the purposes of this Clause 8.5, a Margin Certificate means a certificate, substantially in the form of Schedule 9 (Form of Margin Certificate):

(i)	where required to be delivered with the Group’s quarterly consolidated financial statements, signed by one of the Company’s Financial Officers; and

(ii)	where required to be delivered with the Group’s annual consolidated financial statements, signed by the auditors (if so required by the Agent or if not so required, by one of the Company’s Financial Officers), and confirming the ratio of Net Consolidated Financial Debt to EBITDA ratio for the relevant period. For the purposes of calculating EBITDA at the end of any given quarter, the EBITDA for the four consecutive quarters of the Group’s financial year ending at the end of that first mentioned quarter will be used.

Range of Net Consolidated Financial Debt to EBITDA ratios	Margin (% p.a.)
Below 1.0:1	0.275

Equal to or higher than 1.0:1 and lower than 1.5:1	0.325

Equal to or higher than 1.5:1 and lower than 2.0:1	0.375

Equal to or higher than 2.0:1 and lower than 2.5:1	0.425

Equal to or higher than 2.5:1 and lower than 3.0:1	0.475

(d)	Any adjustment to the Margin (whether upwards or downwards) in accordance with paragraphs (b) and (c) above will only apply to the Term of any Loan commencing following receipt of the relevant consolidated financial statements of the Group and the related Margin Certificate.

(e)	Notwithstanding the provisions of (a) to (d) above:

(i)	if an Event of Default occurs, the applicable Margin shall with immediate effect be 0.475 per cent. per annum for as long as an Event of Default continues; or

(ii)	if the long term credit rating assigned to the Company by either Moody’s or Standard & Poor’s is at any time below Baa3 or BBB- (as applicable) or if at any time both Moody’s and Standard & Poor’s cease for any reason to assign a long term credit rating to the Company, the applicable Margin will be increased by 0.125 per cent. per annum for as long as, as applicable, either the relevant long term credit rating assigned to the Company is below such rating or no long term credit rating is assigned by the relevant rating agencies to the Company.

(f)	The ratios and calculations referred to in this Clause 8.5 shall be produced on the basis of the accounting policies as referred to in Clause 16.5 (Accounting policies).

9.	TERMS

9.1	Selection

(a)	Each Loan has successive Terms.

(b)	The Borrower must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Company and the Banks.

9.2	No overrunning the Final Maturity Date

If a Term for any Loan would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Other adjustments

The Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.4	Notification

The Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	PAYMENTS

10.1	Place of payment

(a)	All payments by a Party under the Finance Documents shall be made to the Agent to its account at such office or bank in the principal financial centre of a Participating Member State or in London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

(b)	Notwithstanding the above, all payments by the Company to the Mandated Lead Arranger under Clause 21 (Expenses) shall be made direct to the Mandated Lead Arranger in the manner agreed by the Mandated Lead Arranger and the Borrower’s Agent.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3	Distribution

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency or, in the case of euros, in the principal financial centre of a Participating Member State or in London, as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after, and in the currency and funds of, receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency

(a)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in euros.

10.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

10.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

11.	TAXES

11.1	Gross up

(a)	All payments by an Obligor under the Finance Documents shall be made in full without any deduction or withholding whatsoever and free and clear of and without any deduction or withholding for or on account of any Taxes, except to the extent that the Obligor is required by law to make payment subject to any Taxes. Subject to paragraph (b) below, if any Taxes or amounts in respect of Taxes must be deducted or withheld, or any other deductions or withholdings must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a Finance Party, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives and retains (after any deduction or withholding in respect of such additional amount) a net amount equal to the full amount which it would have received had payment not been made subject to Tax or any other deduction or withholding.

(b)	An Obligor is not obliged to pay any additional amounts pursuant to paragraph (a) above in respect of (i) any deduction or withholding which would not have been required if the relevant Finance Party had completed a declaration, claim, exemption or other form which it is able to complete; or (ii) any voluntary change by a Finance Party in the Facility Office.

11.2	Indemnity

Each Obligor shall:

(a)	pay when due all Taxes required by law to be deducted or withheld by it from any amounts paid or payable under the Finance Documents;

(b)	within 30 days of the payment being made, deliver to the Agent for the relevant Finance Party evidence satisfactory to that Finance Party (including all relevant Tax receipts or certified copies thereof) that the payment has been duly remitted to the appropriate authority; and

(c)	within five Business Days of a demand made by the Agent on behalf of a Finance Party identifying the circumstances giving rise to a claim indemnify each Finance Party against any loss or liability or cost which that Finance Party incurs as a consequence of the payment or non-payment of those Taxes (other than for the avoidance of doubt any additional amount payable pursuant to Clause 11.1(a) (Gross up) or in respect of which an Obligor is not liable to make any payment pursuant to Clause 11.1(a) (Gross up) by virtue of Clause 11.1(b) (Gross up).

11.3	Tax Credit

If any Obligor pays any increased amount pursuant to this Clause 11 and any Finance Party effectively obtains a refund of Tax or credit against Tax by reason of that payment, and if the Finance Party is able to identify that refund or credit as being attributable to that payment having regard to its other activities, then such Finance Party shall reimburse to the Obligor such amount as it shall determine (any such determination being conclusive) to be the proportion of that refund or credit as would leave the Finance Party after that reimbursement in no better or worse position than it would have been if that payment had not been required. Neither the Agent nor any of the Banks shall be obliged to arrange their tax affairs in any particular manner or to disclose any confidential information regarding their tax affairs or computations to the Borrower.

11.4	Avoidance of Swiss Withholding Tax

In order to avoid that Swiss withholding tax may become applicable on interest payments under this Agreement, the Company undertakes that:

(a)	the number of persons who are not Approved Banks to whom the Company owes the aggregate of its interest-bearing borrowed money (other than bond issues which are subject to Swiss withholding tax) is not more than 20; and

(b)	it is and will be in compliance with explanatory note S-02.122(4.99) of the Swiss Federal Tax Administration and any change or amendment thereof which has an impact on the Company’s obligation in respect of Swiss withholding tax under this Agreement.

11.5	German Thin Capitalisation

(a)	For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax circulars issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S 2242a – 20/40) and on 22 July 2005 (IV B 7 – S 2742a – 31/05), each Bank undertakes to issue to the Borrower a completed Confirmation Letter on behalf of that Bank, in case of the Original Bank, within 30 days of the signing of this Agreement, in the case of any Bank other than the Original Bank, within 30 days of the date on which such person becomes a Bank and, in the case of any Bank, within 30 days of the date of any amendment to this Agreement or the granting of any Security Interests provided for the Loans or as required by any administrative pronouncement or guidelines issued by the German tax authorities.

(b)	On the request of the Borrower’s Agent, each Bank shall send an updated Confirmation Letter if such updated Confirmation Letter is requested by German tax authorities or reasonably requested by the Borrower’s Agent in order to avoid any disadvantages for it with respect to its tax treatment. The same shall apply if the German authorities amend or change their official standard confirmation letter (as specified in the letter to the credit committee of the German banking association dated October 20, docket nr. IV B 7 – S 2742a – 43/05).

(c)	Each Confirmation Letter is provided solely to assist the Borrower’s Agent in demonstrating the absence of any back to back financing to the German tax authorities and may not be relied on in any other circumstances by any third party. No Finance Party is responsible for the tax affairs or position of the Borrower, the Major Shareholders or the Related Parties or for achieving any particular tax treatment of the Borrower, the Major Shareholders or the Related Parties and the Borrower, the Major Shareholders or the Related Parties may not make any claim against a Finance Party in respect of or in connection with any Confirmation Letter. The Borrower’s Agent undertakes to notify the relevant Bank, should it become aware that any of the Confirmation Letters is not or no longer true, correct, complete and not misleading. The Borrower shall indemnify and hold harmless each Finance Party against claims of third parties, including without limitation the German tax authorities, the Major Shareholders and the Related Parties in connection with any Confirmation Letter.

(d)	Neither any Confirmation Letter nor any assistance or support provided in accordance with this Clause 11.5 (German Thin Capitalisation), shall constitute the provision by a Finance Party of any legal or tax advice to any other party in respect of the application of the German thin capitalization regime (Sec. 8a CITA and any administrative guidance issued in respect thereof) or otherwise in respect of this Agreement.

12.	MARKET DISRUPTION

12.1	Absence of quotations

If EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 12.00 noon (Brussels time) on a Rate Fixing Day, the applicable EURIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

If, in relation to any proposed Loan:

(a)	EURIBOR is to be determined by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (Brussels time) on the Rate Fixing Day or the Agent otherwise determines that adequate and fair means do not exist for ascertaining EURIBOR; or

(b)	before the close of business on the Rate Fixing Date the Agent receives notification from Banks whose participations in a Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the European interbank market would be in excess of EURIBOR, for the relevant Term, the Agent shall promptly notify the Company and the Banks of the fact and that this Clause 12 is in operation.

12.3	Substitute basis

After any notification under Clause 12.2 (Market disruption), the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(a)	Margin;

(b)	rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(c)	Mandatory Cost.

12.4	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Banks, binding on all the Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.2 (Exceptions), the Borrower’s Agent shall within five Business Days following a demand by a Finance Party in accordance with Clause 13.3 (Notification) pay to that Finance Party the amount of any increased cost incurred by it or any Holding Company (which, for the purposes of this Clause 13.1, means any company or entity (if any) within the consolidated supervision of which such Finance Party is included) of such Finance Party as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation by a competent authority charged with that function; or

(ii)	compliance with any regulation made after the date of this Agreement by a central bank, monetary, regulatory or other similar authority,

(including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party or any Holding Company of such Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

(ii)	that portion of an additional cost incurred by a Finance Party or any Holding Company of such Finance Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loans made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or any Holding Company of such Finance Party or in the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)	the amount of any payment made by a Finance Party or any Holding Company of such Finance Party, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	compensated for by the operation of Clause 11 (Taxes) or not required to be compensated for by reason of Clause 11.1(b) (Gross up) or 11.2 (Indemnity);

(c)	attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which (i) its principal office or Facility Office is for the time being situate, (ii) it is incorporated, or (iii) it is treated as resident for Tax purposes;

(d)	attributable to the wilful breach by a Bank or Affiliate of any law or regulation applicable to it;

(e)	arising from a request or requirement relating to the maintenance of capital made by way of implementation of or compliance with the paper entitled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” dated June 2004 and prepared by the Basle Committee on Banking Supervision, in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II Date; or

(f)	attributable to a voluntary change by any Finance Party of the Facility Office.

13.3	Notification

If any Finance Party intends to make a claim under Clause 13.1 (Increased costs) then and in every such case it shall notify the Borrower’s Agent through the Agent of the claim and the circumstances giving rise to the claim promptly on becoming aware of those circumstances including, in reasonable detail, particulars of the circumstances and accompanied by a certificate specifying the amount of compensation claimed and setting out the calculation of the amount in reasonable detail. Nothing in this Clause 13.3 shall oblige any Finance Party (or any Holding Company in or Affiliate to such Finance Party) to disclose any confidential information relating to the organisation of its affairs.

14.	GUARANTEE

14.1	Guarantee

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party prompt performance by the Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall forthwith on demand by the Agent pay that amount as if the Guarantor instead of the Borrower were expressed to be the principal obligor; and

(c)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.

14.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

14.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 14 shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4	Waiver of defences

The obligations of the Guarantor under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time or waiver granted to, or composition with, the Borrower or any other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 14 shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantor’s obligations under this Clause 14 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 14 be construed as if there were no such circumstance.

14.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 14.

14.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor liability under this Clause 14.

14.7	Non-competition

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall not, after a claim has been made which has not been satisfied in full or by virtue of any payment or performance by it under this Clause 14:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause 14;

(b)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower,

unless the Agent otherwise directs. The Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties or as directed by the Agent any payment or distribution or benefit of security received by it contrary to this Clause 14.7 or as directed by the Agent.

14.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 15 to each Finance Party (but in the case of an Obligor other than the Company, only in respect of itself).

15.2	Status

Each of them is a company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct.

15.3	Powers and authority

Each of them has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

15.4	Legal validity

Subject to the Reservations and the Swiss Reservations, each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

15.5	Authorizations

All authorizations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.6	Pari passu ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its other unsecured obligations except for obligations mandatorily preferred by law applying to companies generally.

15.7	Taxes on payments

All amounts payable by each Obligor under the Finance Documents may be made free and clear of and without deduction or withholding for or on account of any tax under the laws of its jurisdiction of incorporation in force.

15.8	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in its jurisdiction of incorporation in respect of any Finance Document.

15.9	Immunity

(a)	The execution by each Obligor of each Finance Document constitutes, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	No Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the jurisdiction of its incorporation in relation to any Finance Document.

15.10	Jurisdiction/governing law

(a)	Each Obligor’s:

(i)	irrevocable submission under Clause 36 (Jurisdiction) to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Subject to the Swiss Reservations, any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

15.11	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not:

(a)	conflict with any applicable law or regulation or judicial or official order; or

(b)	conflict with the constitutional documents of any Obligor; or

(c)	conflict with any document which is binding upon any Obligor or any asset of any Obligor.

15.12	No default

(a)	No Default is outstanding or is likely to result from the making of any Loan.

(b)	No other event is outstanding which constitutes a default under any document which is binding on the Obligors or any Principal Subsidiary or any asset of any Obligor or any Principal Subsidiary to an extent or in a manner which might have a material adverse effect.

15.13	Litigation

No litigation, arbitration or administrative proceedings (other than proceedings where the Obligor has proven to the satisfaction of the Agent that such proceedings are being contested in good faith and in the competent forum) are, to its knowledge, current or pending or threatened, which is likely to, if adversely determined, have a material adverse effect.

15.14	Financial Statements

The Original Financial Statements were prepared in accordance with US GAAP consistently applied unless expressly disclosed to the contrary, and truly and fairly present the financial condition and operations of the Group as at the date on which they were prepared. For the purposes of any repetition of this representation and warranty each Obligor’s Financial Statements delivered pursuant to Clause 16.2 (Financial information) were prepared in accordance with GAAP and give (in conjunction with any notes thereto) a true and fair view of the financial condition of the Group as at the date as of which they were prepared and of the results of the Group’s operations during the period thereby covered.

15.15	No Material Adverse Change

Since the date of preparation of the Original Financial Statements, there has been no material adverse change in the business or financial condition of the Company or the Group (taken as a whole).

15.16	Existing Security

Save as permitted under Clause 16.12 (Negative pledge) no Security Interests exist on or over all or any of the present or future revenues or assets of any member of the Group save as disclosed in Schedule 6 (Schedule of Security Interests).

15.17	No Obligation to Create Security

An Obligor’s execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any Security Interest over all or any of its present or future revenues or assets.

15.18	Winding-up

No meeting has been convened for Winding-up any Obligor nor any Principal Subsidiary, no step is intended by any of them and, as far as any of them is aware, no petition, application or the like is outstanding for Winding-up any Obligor nor any Principal Subsidiary (except for the purpose of a solvent amalgamation or reconstruction on terms, in the case of an Obligor or Principal Subsidiary, approved by the Majority Banks, such approval not to be unreasonably withheld or delayed).

15.19	Information Memorandum

(a)	In this Subclause, Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company and Bidco in connection with this Agreement.

(b)	In the case of the Company and Bidco only, as at the date of this Agreement, the date the Information Memorandum is released to the Mandated Lead Arranger for distribution in connection with syndication and the date of completion of syndication (as notified to the Borrower’s Agent by the Mandated Lead Arranger):

(i)	the factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(ii)	the financial projections contained in the Information Memorandum have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company and Bidco to be fair and reasonable;

(iii)	each expression of opinion, expectation, intention or policy contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company and Bidco to be fair and reasonable as at the date at which it is stated to be given and can be properly supported;

(iv)	the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect; and

(v)	nothing has occurred since the date of the Information Memorandum which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.

15.20	Times for making representations and warranties

The representations and warranties set out in this Clause 15 are made by each Obligor on the date of this Agreement, and (other than those set out in Clauses 15.7 (Taxes on payments), 15.8 (Stamp duties), 15.15 (No Material Adverse Change), 15.18 (Winding-up) and Clause 15.19 (Information Memorandum)) are deemed to be made again by each Obligor on the date of each Request, on each Utilisation Date and on the first day of each Term.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial information

The Company shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

(i)	in the case of the Company, the consolidated financial statements of the Group for that financial year;

(ii)	in the case of each other Obligor, the financial statements of such Obligor for that financial year; and

(iii)	a Margin Certificate; and

(b)	as soon as the same are available (and in any event within 90 days of the end of each quarter of each of its financial years):

(i)	in the case of the Company, its consolidated financial statements of the Group for such period;

(ii)	the financial statements of each other Obligor for such period;

(iii)	a statement listing the names of the Subsidiaries qualifying as the Company’s Principal Subsidiaries at that date; and

(iv)	a Margin Certificate.

In the case of paragraphs (b)(i) and (ii) above such financial statements shall include at least a balance sheet as at the end of, and a profit and loss account for the financial year to date.

16.3	Information - miscellaneous

Each Obligor shall supply to the Agent:

(a)	(in the case of the Company only) all documents despatched by it to its shareholders (or any class of them) or by it to its creditors generally or to any holders of listed debt securities issued by the Company at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect; and

(c)	promptly, such further information in the possession or control of a Principal Subsidiary or an Obligor regarding its or the Group’s business and financial condition and operations as the Agent or any Bank through the Agent may reasonably request;

16.4	Requirements as to financial statements

Each Obligor shall ensure that:

(a)	each set of financial statements delivered by it under Clause 16.2 (Financial information) is prepared in accordance with GAAP;

(b)	each set of financial statements delivered by it under Clause 16.2 (Financial information) is certified by a Financial Officer of such Obligor as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of the Group’s operations during such period;

(c)	each set of financial statements delivered by it under Clause 16.2(a) (Financial information) has been audited by an internationally recognised firm of independent auditors licensed to practise in the jurisdiction of incorporation of such Obligor; and

(d)	following the completion of the Acquisition (the Acquisition Date), all consolidated financial statements delivered under Clause 16.2 (Financial information) will be prepared on a pro forma basis in respect of the relevant information relating to the Target Group prior to the Acquisition Date required to be included in any such consolidated financial statements.

16.5	Accounting policies

Each Obligor shall ensure that each set of financial statements delivered to the Agent under Clause 16.2 (Financial information) is prepared in accordance with GAAP but where there have been one or more changes in any accounting policies, practices, procedures or reference period from those used in the preparation of the Original Financial Statements, the Company shall notify the Agent and provide:

(a)	a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements, to enable the ratios referred to in Clause 16.6 (Financial condition of the Group) (and as used in Clause 8.5 (Calculation of Margin) to be tested on the basis of the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were based.

16.6	Financial condition of the Group

At all times, the consolidated financial condition of the Group, as evidenced by financial statements and supplemental further information prepared in accordance with the provisions of Clause 16.5 (Accounting policies), shall be such that:

(a)	the ratio of EBITDA to Consolidated Interest Expenses shall be not less than 5:1, in respect of any four consecutive quarters of the Company;

(b)	the ratio of Net Consolidated Financial Debt at the end of any financial quarter of the Company to EBITDA for the four consecutive quarters of the Company ending at the end of such first mentioned quarter shall be equal to or less than 3.0:1.

For the purpose of testing the ratios referred to in this Clause 16.6, each Obligor will deliver to the Agent, at the time it delivers the quarterly statements requested under Clause 16.2 (Financial information), a certificate of any one of its Financial Officers:

(i)	setting out the ratios and a brief description of the method of computation, together with such information as is required to support such certificate and computation; and

(ii)	confirming that no Default is outstanding, or if a Default is outstanding specifying the Default and the steps, if any being taken to remedy it.

The ratios referred to in this Clause 16.6 shall be tested on the basis of accounts produced using the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared.

16.7	Accounting terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP as adopted by the Company for the purposes of preparing its consolidated financial statements.

16.8	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

16.9	Compliance certificates

Each Obligor shall supply to the Agent promptly if the Agent so requests in writing, a certificate signed by one of its Financial Officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.10	Authorisations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.11	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.12	Negative pledge

No Obligor shall, and the Company shall procure that no other member of the Group will, without the prior consent of the Majority Banks, such consent not to be unreasonably withheld, create or permit to subsist any Security Interest (other than Permitted Security Interests) on any of its present or future revenues or assets.

16.13	Disposals

(a)	No Obligor shall, and the Company shall procure that no other member of the Group will, without the prior written consent of the Agent acting on the instructions of the Majority Banks, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity for market value on an arm’s length basis;

(ii)	disposals from any member of the Group to any other member of the Group;

(iii)	disposals of property or assets (excluding receivables) in exchange for other property or assets of a comparable type in value, made in the ordinary course of business;

(iv)	the sale, transfer, loan or disposal in the ordinary course of trading of obsolete plant or machinery;

(v)	the creation by an Obligor or any member of the Group of a Permitted Security Interest;

(vi)	disposals of cash raised or borrowed for the purpose for which it was raised or borrowed;

(vii)	the repayment of any monies borrowed and the payment of any dividend or distribution;

(viii)	a distribution of surplus assets of a member of the Group in liquidation or winding up not involving insolvency;

(ix)	the application of cash in the acquisition of assets or services in the ordinary course of trading of an Obligor or the relevant member of the Group;

(x)	the disposal of receivables under receivables financing arrangements or securitisation arrangements, on commercial terms;

(xi)	disposals of property or assets otherwise than as permitted by paragraphs (i) to (x) of this Clause 16.13 during the term of this Agreement so long as the aggregate book value of all such property or assets does not exceed 10 per cent. of the Total Consolidated Assets as shown in the latest audited consolidated financial statements of the Group,

Provided that:

(A)	an Obligor shall ensure that it provides to the Banks information setting out changes in the structure of the Group and the transfer, sale or disposal of property or assets by an Obligor or any Principal Subsidiary to any of its own subsidiaries where the book value of the relevant assets is equal to or greater than €15,000,000 such information to be provided with the quarterly financial statements to be delivered under Clause 16.2 (Financial information); and

(B)	none of the above exceptions shall apply to the disposal by any person of a Principal Subsidiary to any person other than a member of the Group.

16.14	Change of business

The Company will ensure that the business of the Group, taken as a whole, will continue to be principally that of the provision of general staffing services, consultancy and staff outsourcing services and all related services.

16.15	Loans and Guarantees

The Company shall ensure that no member of the Group shall, without the prior written consent of the Majority Banks (such consent not to be unreasonably withheld or delayed):

(a)	make any loans or grant any credit (save for credit in the ordinary course of business) other than:

(i)	to another member of the Group;

(ii)	to employees in the ordinary course of business;

(iii)	loans of assets permitted by Clause 16.13 (Disposals) above;

(iv)	loans made in connection with and to facilitate the acquisition of any business or company on arm’s length terms and which are repayable within 12 months;

(v)	loans made by subsidiaries acquired after the date hereof which have committed, prior to the date of their acquisition, to make such Indebtedness;

(vi)	representing any deferred purchase price on any permitted sale of assets by any member of the Group;

(vii)	making loans or the grant of credit by any member of the Group and not falling within paragraphs (i) to (v) above, up to an aggregate amount of €15,000,000 (or its equivalent in any other currencies);

(b)	give any guarantee or indemnity to or for the benefit of any person other than:

(i)	in the ordinary course of business;

(ii)	for the benefit of another member of the Group;

(iii)	any guarantee or indemnity in connection with and to facilitate a disposal permitted by Clause 16.13 (Disposals) above or an acquisition by any member of the Group of a business or a company; or

(iv)	any other guarantee or indemnity provided that the aggregate of the contingent liability of each member of the Group under all such guarantees and indemnities taken together shall not at any time exceed €15,000,000 (or its equivalent in any other currencies).

16.16	Insurance

Each Obligor shall, and the Company shall procure that each other member of the Group will maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business.

16.17	Maintenance of status

Each Obligor will and the Company shall procure that each Principal Subsidiary will:

(a)	do all such things as are necessary to maintain its corporate existence (except where there is a merger, consolidation, reconstruction or amalgamation with another member of the Group in the context of a solvent transaction); and

(b)	ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions, where failure to do so would have a material adverse effect.

16.18	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

17.	ACQUISITION COVENANTS

17.1	Announcements

Unless required by any law or regulation, each of the Company and Bidco must not, and the Company must ensure that Bidco will not, make any statement or announcement (other than the Press Release) containing any information or statement concerning the Finance Documents or the Finance Parties without the prior approval of the Mandated Lead Arranger.

17.2	Authorisations

Each of the Company and Bidco must, and the Company must ensure that Bidco will, promptly obtain, maintain and comply with the terms of any authorisation required by the Company or Bidco under any law or regulation in connection with the Acquisition as and when required by a competent authority or by any law or regulation.

17.3	Compliance

Each of the Company and Bidco must, and the Company must ensure that Bidco will, comply in all respects with all other laws and regulations relevant in the context of the Acquisition.

17.4	Information

Each of the Company and Bidco must, and the Company must ensure that Bidco will, promptly supply to the Agent:

(a)	copies of all documents, notices or announcements received or issued by it (or on its behalf) in relation to the Offer;

(b)	to the extent available to it, details of the current level of acceptances of the Offer;

(c)	notification of the details of any amendment to the Offer Document;

(d)	notification of any event which, if not waived, would entitle Bidco (with or without the consent of BaFin) to withdraw or lapse the Offer (and, on request, reasonable detail of the steps being taken by Bidco to mitigate the effects of such an event);

(e)	any other information regarding the progress of the Offer as the Agent may reasonably request (including, without limitation, whether the minimum acceptance level in respect of the Offer has been achieved and the proposed (and actual) Final Settlement Date), in each case, to the extent permitted by the Takeover Act.

17.5	Increase in Acquisition Price

Except with the prior consent of the Majority Banks, each of the Company and Bidco must not, and the Company must ensure that Bidco will not, increase, or do anything which might result in an increase of, the purchase price for the Shares specified in the Press Release.

17.6	Amendments and waivers

(a)	Each of the Company and Bidco must not, and the Company must ensure that Bidco will not, waive or amend any material term or condition of the Offer without the consent of the Majority Banks.

(b)	No member of the Group may amend or waive any term of the SSP Agreement without the prior written consent of the Majority Banks in a manner or to an extent which is reasonably likely in any way to affect materially and adversely the interests of the Finance Parties under the Finance Documents.

(c)	The Company must promptly supply to the Agent a copy of any amendment to or waiver of any of the Acquisition Agreements.

17.7	Level of acceptances

The minimum acceptance level, if applicable, stated in the Offer Document must not be less than 50 per cent. plus one vote of the Shares.

17.8	Acquisition indemnity

(a)	In this Clause, relevant litigation means any litigation proceeding, arising, pending or threatened against a Finance Party in connection with or arising out of any Transaction Document or the Acquisition (whether or not made).

(b)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of any relevant litigation, unless it is caused by the gross negligence or wilful misconduct of that Finance Party.

(c)	A Finance Party must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

(d)	A Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(e)	A Finance Party may only concede or compromise any claim in respect of any relevant litigation if it is acting reasonably and has consulted the Company before so doing.

(f)	Notwithstanding paragraphs (c) to (e) above, a Finance Party is not required to disclose to the Company any matter:

(i)	in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege; or

(ii)	which relates to a Finance Party’s policy or other extrinsic matters.

(g)	The Company must keep confidential any information disclosed by a Finance Party to it under this Clause.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in this Clause 18 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Borrower or any other person).

18.2	Non-payment

An Obligor does not pay any amount of principal or interest on the due date (or, where its failure is due solely to technical malfunction or administrative error, within three Business Days of being due) or fails to pay any other amount payable hereunder within five Business Days of being due by it under the Finance Documents at the place and in the currency in which it is expressed to be payable.

18.3	Breach of other obligations

An Obligor does not comply with:

(a)	the undertakings contained in Clauses 16.6 (Financial condition of the Group), 16.11 (Pari passu ranking), 16.12 (Negative pledge), 16.13 (Disposals) and 17 (Acquisition Covenants); or

(b)	the undertakings contained in Clauses 16.2 (Financial information) to Clause 16.5 (Accounting policies) (inclusive) and 16.7 (Accounting terms) to 16.10 (Authorisations) (inclusive) and 16.14 (Change of business) to 16.17 (Maintenance of status) (inclusive) and such failure to comply is not remedied within ten days; or

(c)	any other obligation under this Agreement and such failure is not remedied within 30 days of the Agent giving notice to the Borrower’s Agent or 30 days of the Borrower’s Agent having become aware of such failure.

18.4	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Borrower under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

18.5	Cross-default

(a)	Any of the following occurs in respect of any Obligor or Principal Subsidiary:

(i)	any Financial Indebtedness is not paid when due or within any applicable grace period;

(ii)	any Financial Indebtedness becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(iii)	any commitment for, or underwriting of, any Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, provided that in the case of the events listed in paragraphs (i) to (iii) above;

(A)	no Event of Default will occur under this Clause 18.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) above (without taking into account any sum more than once in whatever capacity owed or by whom) is less than €15,000,000 (or its equivalent in any other currency or currencies); and

(B)	for the purposes of this Clause 18.5, if any member of the Group disputes any Financial Indebtedness that is owing to any person pursuant to the terms of an agreement relating to the acquisition of any business or company by a member of the Group, on the basis of a bona fide claim by the member of the Group against such person (and where the Borrower has demonstrated to the Agent’s reasonably satisfaction that its claim is bona fide) the Indebtedness (representing deferred purchase price or additional consideration) in respect of such acquisition shall not constitute Financial Indebtedness (to the extent that it would otherwise do so) unless and until the merits of the claim have been adjudicated upon (unless subject to appeal) or the claim is dropped or settled.

18.6	Insolvency

Any of the following occurs in respect of any Obligor or Principal Subsidiary:

(a)	it is, or is deemed for the purposes of any law to be, over-indebted (überschuldet), unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due;

(b)	in the case of an Obligor or Principal Subsidiary incorporated in Germany, it is imminent that it will be unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit);

(c)	the management of the Obligor or Principal Subsidiary is required by law to file for insolvency;

(d)	a competent court takes action as set out in section 21 of the German Insolvency Code (Insolvenzordnung);

(e)	it suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(f)	it, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

18.7	Insolvency proceedings

Any of the following occurs in respect of any Obligor or Principal Subsidiary:

(a)	any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any of its creditors;

(b)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed;

(c)	any person presents a petition for its winding-up or for its administration;

(d)	an order for the winding-up or administration is made; or

(e)	any other step (including petition, proposal or convening a meeting) is taken with a view to its rehabilitation, administration, custodianship, liquidation, winding-up or dissolution or any other insolvency proceedings involving and including:

(i)	in the case of an Obligor or Principal Subsidiary incorporated in Switzerland, bankruptcy proceedings (Konkursverfahren), reorganisation proceedings (Nachlassverfahren), and the postponement of the declaration of bankruptcy in accordance with art. 725a of the Swiss Federal Code of Obligations; and

(ii)	in the case of an Obligor or Principal Subsidiary incorporated in Germany, the filing of an application for the institution of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) or the competent court instituting insolvency proceedings against such Obligor or Principal Subsidiary (Eröffnung eines Insolvenzverfahrens),

(excluding orders which are frivolous or vexatious and which are withdrawn or stayed within 21 days).

18.8	Appointment of receivers and managers

Any of the following occurs in respect of any Obligor or Principal Subsidiary:

(a)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of it or any substantial part of its assets;

(b)	its directors request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c)	any other steps are taken to enforce any Security Interest over any part of its assets with a value of €10,000,000 or more.

18.9	Creditors’ process

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any material part of, the property, undertaking or assets of any Obligor or Principal Subsidiary and any such action is not lifted or discharged within 14 days.

18.10	Analogous proceedings

There occurs, in relation to any Obligor or Principal Subsidiary, any event anywhere which, in the opinion of the Majority Banks, appears to correspond with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (inclusive).

18.11	Cessation of business

An Obligor or Principal Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business, other than as a result of a merger, amalgamation, consolidation, reconstruction, transfer or sale within the Group.

18.12	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its material obligations under the Transaction Documents.

(b)	Any Transaction Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

18.13	Ownership of the Obligors

The Borrower is not or ceases to be a Subsidiary of the Company.

18.14	Material adverse change

Any circumstances arise which are likely to have, in the reasonable opinion (formed after consultation with the Company where practicable) of the Majority Banks a material and adverse effect on the ability of any Obligor to meet its payment obligations under any of the Finance Documents or comply with the financial covenants in Clause 16.6 (Financial condition of the Group).

18.15	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Banks, by notice to the Obligors:

(a)	cancel the Total Commitments; and/or

(b)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Banks,

provided that the Agent shall not proceed to give such notice if, prior to that time, the Event of Default has, to the satisfaction of the Agent, been waived or remedied.

18.16	Clean Up Period

Notwithstanding any term of this Agreement, during the Clean Up Period any Event of Default which occurs as a result of or arising out of any event or circumstance which occurred or subsisted in relation to any member of the Target Group (or their assets or liabilities) on or before the Unconditional Date will be deemed not to constitute an Event of Default to the extent that:

(a)	such Event of Default results from a default under or in respect of the existing Financial Indebtedness of the Target caused by the change of control occurring as a result of the Acquisition; or

(b)	such event or circumstances relate solely to a member of the Target Group and have not been procured or approved by the Company or its Subsidiaries (excluding, for the avoidance of doubt, any member of the Target Group).

19.	THE AGENT AND THE MANDATED LEAD ARRANGER

19.1	Appointment and duties of the Agent

(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Agent irrevocably authorizes the Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Agent on that Party’s behalf.

(c)	The Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Mandated Lead Arranger

Except as specifically provided in this Agreement, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

19.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.4	Majority Banks’ instructions

(a)	The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Agent is not authorized to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

19.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum).

19.7	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. Except for a Default under Clause 18.2 (Non-payment), the Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

19.8	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

(c)	(i)	nothing in this Agreement will oblige either the Agent or any of the Mandated Lead Arranger to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party;

	(ii)	each Finance Party confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

19.9	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

19.10	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Mandated Lead Arranger in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent), upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or of its related entities, whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from any Obligor.

19.12	The Agent and the Mandated Lead Arranger individually

(a)	If it is also a Bank, each of the Agent and the Mandated Lead Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or the Mandated Lead Arranger.

(b)	Each of the Agent and Mandated Lead Arranger may:

(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as the Agent the agency division of the Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(d)	Each Obligor irrevocably authorizes the Agent to disclose to the other Finance Parties any information which, in the opinion of the Agent, is received by it in its capacity as the Agent.

(e)	The Agent may deduct from any amount received by it for the Banks, pro rata any unpaid fees, costs and expenses of the Agent incurred by it in connection with the Finance Documents.

19.13	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for that Bank’s proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent save to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which the amount of its participation in the Loans (if any) bear to all the Loans on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

19.14	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.15	Resignation of the Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Borrower’s Agent, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term Agent will mean the successor Agent.

(d)	The retiring Agent shall at its own cost, make available to the successor Agent, such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 19 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)	The Majority Banks may, by notice to the Agent require it to resign in accordance with paragraph (a) above. In this event, the Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

19.16	Banks

(a)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary. Each Bank, on the date on which it becomes a party to this Agreement, represents to the Agent and the Borrowers that it is an Approved Bank.

(b)	The Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

19.17	Extraordinary management time and resources

The Company shall within five Business Days of demand pay the Agent for the cost of utilising its management time or other resources in connection with:

(a)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; or

(b)	the occurrence of a Default; or

(c)	the enforcement of, or the preservation of any rights under, any Finance Document.

Any amount payable to the Agent under this Clause 19 will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company, and is in addition to any fee paid or payable to the Agent under Clause 20 (Fees).

20.	FEES

20.1	Agent’s fee

The Borrower’s Agent shall pay (or shall procure the payment) to the Agent for its own account an agency fee in the amount and on the dates agreed in the Fee Letter. The agency fee is payable annually in advance.

20.2	Arrangement fee

The Borrower’s Agent shall pay (or shall procure the payment) to the Arranger for its own account an arrangement fee in the amount and on the date agreed in the Fee Letter.

20.3	Commitment fee

(a)	The Borrower’s Agent shall pay in euros (or shall procure the payment) to the Agent for distribution to each Bank, pro rata to the proportion each Bank’s Commitment bears to the Total Commitments from time to time, a commitment fee computed at a rate of 0.10 per cent. per annum calculated on the undrawn, uncancelled amount of that Bank’s Commitment during the Availability Period.

(b)	The commitment fee referred to in (a) above shall be calculated and accrue from the date of this Agreement and shall be payable quarterly in arrears and on the last day of the Availability Period. Accrued commitment fee shall also be payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation comes into effect.

20.4	VAT

Any fee referred to in this Clause 20 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the relevant Obligor at the same time as it pays the relevant fee.

21.	EXPENSES

21.1	Initial and special costs

The Borrower’s Agent shall within five Business Days following demand pay the Agent and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) incurred by either of them in connection with:

(a)	the negotiation, preparation, printing, execution and syndication of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or the Agent and relating to a Finance Document or a document referred to in any Finance Document.

21.2	Enforcement costs

The Borrower’s Agent shall within five Business Days following demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	STAMP DUTIES

The Borrower’s Agent shall pay, and within five Business Days of demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

23.	INDEMNITIES

23.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	that Obligor shall forthwith on demand pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

The Company shall forthwith on demand (but payment to be made within five Business Days of demand) indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	a change in currency of a country or the operation of Clause 18.15 (Acceleration) or Clause 30 (Pro Rata Sharing);

(c)	a failure by an Obligor to pay any sum due under a Finance Document on its due date or, in the case of an overdue amount, any overdue amount on a date otherwise than on the maturity date of the Designated Term (as defined in Clause 8.3 (Default interest)) provided that in the case of a prepayment made in accordance with Clause 7.6 (Voluntary prepayment) or Clause 7.7 (Additional right of prepayment and cancellation) it is agreed that the Break Costs shall satisfy in full any claim that would otherwise be made in respect of those prepayments under this paragraph (c); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after a Borrower has delivered a Request for that Loan.

The Obligor’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

24.	MITIGATION BY THE BANKS

24.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 11 (Taxes), Clause 13 (Increased Costs) and Clause 7.3 (Mandatory prepayment – illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office (which steps will include the transfer of its rights, benefits and obligations under the Finance Documents to another financial institution acceptable to the Company and willing to participate in the Facility).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

24.2	Limitation of Liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 24.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 24.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with the Finance Documents are prima facie evidence of the matters to which they relate.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Calculations

Interest (including any applicable Mandatory Cost) and the fee payable under Clause 20.3 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)	Subject to Clause 26.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrower’s Agent and the Majority Banks. The Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause 26.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

26.2	Exceptions

An amendment or waiver not agreed by a Bank and which relates to:

(a)	the definition of Majority Banks in Clause 1.1 (Definitions);

(b)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents (including the Margin and any fee payable under Clause 20.3 (Commitment fee);

(c)	an increase in that Bank’s Commitment;

(d)	a term of a Finance Document which expressly requires the consent of that Bank;

(e)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 27.2 (Transfers by Banks), Clause 30 (Pro Rata Sharing) or this Clause 26; or

(f)	any release of the Guarantor’s liabilities under Clause 14 (Guarantee),

is not binding on that Bank.

26.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

27.2	Transfers by Banks

(a)	A Bank (the Existing Bank) may, subject to paragraph (c) below, at any time assign, transfer or novate any of its Commitment and/or rights and/or obligations under this Agreement to an Approved Bank (the New Bank).

(b)	Any Bank which ceases to be an Approved Bank must notify the Agent of that fact and, as soon as reasonably practicable, transfer its Commitment and participations under this Agreement, unless the Borrowers and the Majority Banks agree otherwise.

(c)	An assignment, transfer or novation of a Commitment:

(i)	if in part, must be in a minimum amount of at least €5,000,000;

(ii)	except where an Event of Default has occurred which is continuing and which has been notified as a default to the Borrower’s Agent, requires the prior consent of the Borrower’s Agent unless the New Bank is another Bank or an Affiliate of a Bank. However, the prior consent of the Borrower’s Agent must not be unreasonably withheld or delayed and will be deemed to have been given if, within five days of receipt by the Borrower’s Agent of an application for consent, it has not been expressly refused; and

(iii)	must be to an Approved Bank.

(d)	The Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction. The Agent must promptly notify the Existing Bank and the New Bank if there are any such requirements.

(e)	A transfer of obligations will be effective only if either:

(i)	(A)	the obligations are novated in accordance with Clause 27.3 (Procedure for novations); or

	(B)	the New Bank confirms to the Agent and the Obligors that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank; and

(ii)	the New Bank represents to the other Banks and to the Borrowers that it is an Approved Bank.

(f)	Subject to (g) below, nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(g)	Banks must not transfer or grant any sub-participation to an institution which is not an Approved Bank.

(h)	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of €1,000.

(i)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(j)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(k)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the Commitment and/or rights and/or obligations assigned, transferred or novated under this Clause 27.2; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(l)	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(m)	If:

(i)	a Bank assigns or transfer or novates any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date of the assignment, transfer, novation or change, an Obligor would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 11 (Taxes) or Clause 13 (Increased Costs), then the New Bank is only entitled to receive payment under those clauses to the same extent as the Existing Bank at the date of such assignment or transfer would have been if the assignment, transfer, novation or change had not occurred.

27.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 4 (Form of Novation Certificate) (a Novation Certificate); and

(ii)	the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorizes the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

27.4	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrower’s Agent) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

27.5	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

28.	DISCLOSURE OF INFORMATION

A Bank may disclose on a confidential basis to any one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(a)	a copy of any Finance Document; and

(b)	any information which that Bank has acquired under or in connection with any Finance Document.

29.	SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 30.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2	Reversal of redistribution

If under Clause 30.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 30.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

(a)	A recovering Finance Party need not pay redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 30.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

31.	VAT

(a)	All payments made by an Obligor under the Finance Documents are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Agent or a Bank, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

(b)	No payment or other consideration to be made or furnished by the Agent or a Bank, to an Obligor pursuant to or in connection with the Finance Documents or any transaction or document contemplated therein may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

32.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. A copy of any notice to an Obligor (other than the Company) is to be sent to the Company in accordance with the provisions of this Clause 34.1.

34.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Obligor and the Agent) for all notices under or in connection with the Finance Documents are:

(i)	those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Obligors are:

Adecco SA

c/o Adecco Management and Consulting SA

Sagereistrasse 10

8152 Glattbrugg

Switzerland

Attn:	Joerg Salmini
Fax No:	00 41 18 29 8820

Bidco
c/o White & Case LLP

Attn:	Dr. C. Jacobs
Fax No.	00 49 40 35005 330

or such other as the relevant Obligor may notify to the Agent, by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Agent are:

1 Finsbury Avenue

London EC2M 2PP

Attention:	Judith Campbell
Fax No:	00 44 207 568 4664

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(d)	All notices from or to an Obligor shall be sent through the Agent.

(e)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause 34.

34.3	Electronic communication

(a)	Any communication to be made between the Agent and a Bank under or in connection with the Finance documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

36.	JURISDICTION

36.1	Submission

For the benefit of each Party, each other Party agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly irrevocably submits to the jurisdiction of the English courts.

36.2	Service of process

Without prejudice to any other mode of service, each Obligor:

(a)	irrevocably appoints Adecco UK Limited of Adecco House, Elstree Way, Borehamwood, Hertfordshire WD6 1HY (Attn: The Company Secretary) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned;

(c)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 34.2 (Addresses for notices); and

(d)	agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent is entitled to appoint such a person by notice to the Obligors.

36.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.4	Non-exclusivity

Nothing in this Clause 36 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

37.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:

(a)	agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets; and

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire.

38.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

BANKS AND COMMITMENTS

Original Banks	Commitments
UBS AG, London Branch	€695,000,000
Total Commitments	€695,000,000

SCHEDULE 2

INITIAL CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

An Officer’s Certificate for each Obligor in the form set out in Schedule 8 (Form of Officer’s Certificate), attaching each of the documents listed below (and certifying that each copy document specified below (as applicable) is correct, complete and that the original of each of those documents is in full force and effect as at a date no earlier than the date of this Agreement):

(a)	Constitutional documents: a copy of the constitutional documents of each Obligor;

(b)	Corporate authorisations and related documents: in the case of the Company, a copy of a resolution of its board of directors (or equivalent) or, in the case of Bidco, its shareholders, in each case approving and authorising:

(i)	the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party; and

(ii)	the execution, delivery and performance of each such Transaction Document;

(c)	Specimen signatures: a copy of the signatures of all persons authorised to sign the Officer’s Certificate or any Finance Documents, or to sign or send any document or notice in connection with any Finance Documents, on behalf of each Obligor, whether authorised pursuant to (as applicable):

(i)	the resolution referred to in paragraph (b) above;

(ii)	registration at the commercial registry as authorised to bind that company by their signature; or

(iii)	the power of attorney referred to in paragraph (d) below;

(d)	Power of attorney: if applicable, an original or certified copy of any power of attorney granted to the authorised signatory(ies) of each Obligor;

(e)	Register: a copy of its register of directors and shareholders (or, if applicable, a certified extract from the commercial register); and

(f)	Borrowing Limits: if applicable, a certificate from an authorised signatory of each Obligor confirming that utilisation by the Borrower of the Total Commitments in full will not breach any limit binding on that Obligor under its constitutional documents or otherwise.

2.	Process Agent

For each Obligor, evidence that its agent under the Finance Documents for service of process in England has accepted appointment.

3.	Legal opinions

(a)	A legal opinion of Neiderer, Kraft & Frey, legal advisers in Switzerland to the Mandated Lead Arranger and the Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, legal advisers in Germany to the Mandated Lead Arranger and the Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, legal advisers in England to the Mandated Lead Arranger and the Agent, addressed to the Finance Parties.

4.	Finance Documents

A duly executed original of:

(a)	this Agreement;

(b)	the Commitment Letter;

(c)	the Fee Letter;

(d)	any syndication letter; and

(e)	any other executed Finance Document.

5.	Acquisition Documents

(a)	The Press Release, substantially in the form agreed by the Mandated Lead Arranger prior to the date of this Agreement.

(b)	The Offer Document, in a form which substantially reflects the Press Release.

(c)	A copy of any amendment to the Offer Document.

(d)	A copy of the duly executed SSP Agreement.

(e)	A certificate from the Company dated no earlier than the date of the first Request confirming that:

(i)	the Unconditional Date has occurred;

(ii)	the undertakings described in Clause 17 (Acquisition Covenants) of this Agreement have been complied with;

(iii)	the Company has not agreed any arrangements with any governmental, regulatory or similar authority in order to satisfy any term or condition of the Offer without the consent of the Majority Banks; and

(iv)	in relation to the SSP Agreement:

(A)	all conditions precedent to that Agreement have been satisfied;

(B)	neither the Company nor Bidco is entitled to terminate that Agreement or to refuse to complete the transactions contemplated by that Agreement; and

(C)	if the relevant Request relates to a SSP Loan, Bidco is required, in accordance with the terms of that Agreement, to pay cash consideration for the Shares acquired or to be acquired pursuant the SSP Agreement.

6.	Other documents and evidence

(a)	A copy of the Original Financial Statements.

(b)	Evidence that all other necessary authorisations in connection with the Offer have been obtained.

(c)	In respect of any merger notifications or clearances required by any law or regulation, evidence that all necessary filings have been made, clearances have been obtained, or relevant waiting or other time periods under any applicable law or regulation of any jurisdiction have expired, lapsed or terminated.

(d)	Evidence that all fees and expenses then due and payable from the Company and Bidco under this Agreement have been or will be paid on or before the first Utilisation Date.

SCHEDULE 3

FORM OF REQUEST

To:	[•] as Agent

From:	[BORROWER]

Date: [                    ]

Adecco Germany Holding GmbH: €695,000,000 Credit Agreement dated 13 January 2006

1.	We wish to utilise the Facility by way of a Loan as follows:

(a)	Utilisation Date:	[ ]

(b)	Requested amount:	[ ]

(c)	Term:	[ ]

(d)	Payment Instructions:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request and this Loan would not cause any borrowing limit binding on us to be exceeded.

By:

[BORROWER]

Authorised Signatory

SCHEDULE 4

FORM OF NOVATION CERTIFICATE

To:	[•] as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]	Date: [ ]

Adecco Germany Holding GmbH: €695,000,000 Credit Agreement dated 13 January 2006

We refer to Clause 27.3 (Procedure for novations).

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating the Existing Bank’s Commitment (or part) and/or rights and obligations referred to in the Schedule in accordance with Clause 27.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 27.3(c) (Procedure for novations) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 34.2 (Addresses for notices) are set out in the Schedule.

4.	Each New Bank warrants that it is an Approved Bank as at the date it executed this Certificate.

5.	This Novation Certificate is governed by English law.

THE SCHEDULE

Commitment/Rights and obligations to be novated

[Insert relevant details]

[Existing Bank]	[New Bank]

By:	By:

Date:	Date:

[New Bank]

[Facility Office	[Address for notices]

[AGENT]

By:

Date:

SCHEDULE 5

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E × 0.01	per cent. per annum.
300

Where E is the rate of charge payable by that Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Bank.

5.	For the purposes of this Schedule 5:

(a)	Fees Regulations means The Financial Services Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(b)	Fee Base has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

6.	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

7.	The percentages or rates of charge of each Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraphs 3 and 6 above is true and correct in all respects.

9.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraphs 3 and 6 above.

10.	Any determination by the Agent pursuant to this Schedule 5 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Company and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule 5 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

SCHEDULE OF SECURITY INTERESTS

No.	Company Granting Security	Maximum Principal Amount Secured (whether utilised or not)	Type of Secured Assets	Security Holder
1.	Roevin Technical People Limited (Canada)	Cdn$1,000,000	(a) All assets except real property (b) General Assignment of Book Debts	Royal Bank of Canada

2.	Adecco Australia	AUD 1,210,090	Several security deposits for branches leases	Commonwealth Bank of Australia

3.	Adecco Personnel Pte Ltd (Singapore)	SGD 200,000	Outsourcing & Manpower Management Agency Services (Caltex Singapore Pte Ltd)	United Overseas Bank Limited

4.	Adecco Personnel Pte Ltd (Singapore)	SGD10,000	Supply of temporary & contract placement services (Seagate technology)	United Overseas Bank Limited

5.	Adecco Personnel Pte Ltd (Singapore)	SGD 45,774	Contracts with Subordinate Courts	United Overseas Bank Limited

6.	Adecco Top Services (Brazil)	BRL 1,422,819.04	Pledge of assets against real estate, cars and computer

7.	People One (India)	INR 3,000,000	Hypothecation of all outstanding monies, claims, Account Receivables	UTI Bank Limited

8.	People One (India)	INR 624,683	Hypothecation of all outstanding monies, claims, Account Receivables	UTI Bank Limited

9.	People One (India)	INR 1,043,760	Hypothecation linked to car loan	UTI Bank Limited

No.	Company Granting Security	Maximum Principal Amount Secured (whether utilised or not)	Type of Secured Assets	Security Holder
10.	People One (India)	INR 6,500,000	Hypothecation of booked debts (working capital)	UTI Bank Limited

11.	Adecco South Africa	ZAR 24,000,000	Local facility covered by all Account receivable	Nedcor Bank

12.	Adecco Korea Co. Ltd	KRW 100,000	Deposit for insurance Guarantee	Kookmin Bank

13.	Adecco Phaholyothin Recruitment Limited (Thailand)	THB 1,339,946	Cash collateral provided to clients as guarantee for Adecco obligations	Military Bank Ltd

14.	Adecco Personnel Co Ltd (Taiwan)	TWD 100,000	(a) Sales Contract (b) China External Trade Development Council (CETRA)	Hong Kong and Shanghai Banking Corporation

15.	Adecco Personnel Co Ltd (Taiwan)	TWD 1,000,000	(a) Sales Contract (b) China External Trade Development Council (CETRA)	Hong Kong and Shanghai Banking Corporation

SCHEDULE 7

FORM OF EXTENSION NOTICE

To:	[•] as Agent

From:	ADECCO SA

Date:	[•][1]

Adecco Germany Holding GmbH: €695,000,000 Credit Agreement

dated 13 January 2006 (the Agreement)

1.	We refer to Subclause 6.2 (Extension option) of the Agreement. This is an Extension Notice. Terms defined in the Agreement have the same meaning in this Extension Notice.

2.	We wish to extend the Original Final Maturity Date for a period of 12 months and to extend the Availability Period Longstop Date to 15 August 2006, as provided for by Subclause 6.2 (Extension option) of the Agreement.

3.	We confirm that, as at the date of this Extension Notice, no Major Default is outstanding and that the Major Representations are correct in all respects.

4.	This Extension Notice is irrevocable.

By:

ADECCO SA

Authorised Signatory

[1]	Not later than 10 days, but no earlier than 60 days, prior to the Original Final Maturity Date.

SCHEDULE 8

FORM OF OFFICER’S CERTIFICATE

To:	[•] as Agent

Adecco Germany Holding GmbH: €695,000,000 Credit Agreement dated 13 January 2006

I [•] am a duly authorised officer of [•] (the Company).

I refer to the €695,000,000 credit agreement (the Credit Agreement) dated 13 January 2006 between, inter alios, Adecco SA and the Agent.

Terms defined in the Credit Agreement shall have the same meaning when used in this Certificate.

I certify as follows:

1.	Attached to this Certificate are correct, complete and up to date copies of:

(a)	the constitutional documents of the Company (marked A);

(b)	the [resolution] [[extract of] minutes of the board/shareholders meeting] of the Company duly [passed][called, convened and held on [ ], 2006] (the Resolution) resolving, among other things, to enter into and execute each Transaction Document to which the Company is a party (marked B).

In relation to the Resolution:

(i)	I [am/am not] an interested party in the documents referred to in the Resolution [and I have made disclosure of such interests in accordance with the [constitutional documents] of the Company and the laws of [the jurisdiction of incorporation of the Company];[2]

(ii)	the resolutions of the Company referred to in the Resolution were duly passed [at a properly convened and properly conducted meeting of [duly appointed directors/the shareholders] of the Company at which a quorum was present and acting throughout];

(iii)	all provisions contained in the constitutional documents of the Company relating to the declaration of director’s interests and the powers of interested directors to vote were duly observed on or prior to the passing of the Resolution; and

(iv)	the resolutions set out in the Resolution have not been amended, modified or rescinded and remain in full force and effect;

(c)	[the specimen signatures of all persons authorised to execute, and give any notice, request or consent in respect of, each Finance Document to which the Company is a party (marked C)];

OR

[2]	Extent of any officer's interest to be noted here.

[a power of attorney granted by the Company to the persons named therein and thereby so authorised to execute, and give any notice, request or consent in respect of, each Finance Documents to which the Company is a party (marked C); and that power of attorney has not been revoked or suspended by the Company and remains in full force and effect;] and

(d)	[a copy of the register of directors and shareholders of the Company (or a certified extract from the commercial register) (marked D)].

2.	Utilisation by the Borrower of the Total Commitments in full will not breach any limit binding on the Company under its constitutional documents or otherwise.

3.	The original of each document referred to above is, as applicable, in full force and effect as at the date of this Certificate.

This Certificate shall not give rise to any personal liability on the part of the director of the Company whose signature appears below.

Date:

Signature

[Company]
Authorised signatory

SCHEDULE 9

FORM OF MARGIN CERTIFICATE

To:	[•] as Agent

From:	ADECCO SA

Date:	[ ]

Adecco Germany Holding GmbH: €695,000,000 Credit Agreement

dated 13 January 2006

1.	We refer to the Agreement. This is the Margin Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	the ratio of Net Consolidated Financial Debt to EBITDA is [•]:[•]; and

(b)	on the basis of the above, the applicable Margin is [•] per cent. per annum.

3.	We set out below the calculations establishing the figures in paragraph 2 above.

[            ]

By:

ADECCO SA

Authorised Signatory

SCHEDULE 10

FORM OF CONFIRMATION LETTER/BESCHEINIGNUNG

To be sent by	Von

[Relevant Lender] (Lender)	[jeweiliger Darlehensgeber] (Darlehensgeber)

to	an

[German Borrower] (Borrower)	[jeweiligen Darlehensnehmer] (Darlehensnehmer)

Confirmation letter to be presented at the tax office for the purpose of Sec 8a CITA	Bescheinigung zur Vorlage beim Finanzamt für Zwecke des § 8a KStG

You have asked the [relevant Lender] to provide a confirmation letter to be presented at the tax office for the purpose of Sec 8a CITA.	Sie hatten [den jeweiligen Darlehensgeber] gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen.

We, the Lender, have made available to you, the Borrower, under the agreement originally entered into by Adecco SA, Adecco Germany Holding GmbH, UBS AG, London Branch and UBS Limited dated [•] (Agreement) a loan (amount Euro [•]) (Loan).	Wir, der Darlehensgeber, haben an Sie, den Darlehensnehmer, gemäß dem Vertrag, der ursprünglich zwischen Adecco SA, Adecco Germany Holding GmbH, UBS AG, London Branch und UBS Limited vom [•] (Vertrag) geschlossen wurde, ein Darlehen (Betrag Euro [•]) gewährt (Darlehen).

In that regard, we hereby confirm that in respect of the Loan, the securities listed below were provided to us by persons other than the Borrower:	Hierzu erklären wir, dass uns bezüglich des Darlehens die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Darlehensnehmer gewährt wurden:

1. Rights in rem	1. Dingliche Sicherheiten

Pledge (e.g. of deposits)	Pfandrechte (z.B. an Einlagen)

Assignment for security purposes (e.g. assignment of receivables)	Sicherungsabtretungen (z. B. Einzelabtretung von Forderungen)

2. Personal security (e.g. suretyship, guarantee, co-assumption of debt)	2. Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)

connected with:	verbunden mit folgenden/r:

rights in rem/ restriction on disposal (e.g. over deposits)	dinglichen Sicherheiten (z.B. an Einlagen)

assignment for security (e.g. assignment of receivable or pool of receivables)	Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen; Global-/ Mantelabtretung von Forderungen)

submission to immediate enforcement into all assets or particular assets	Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände

agreed restrictions on disposal	vereinbarten Verfügungsbeschränkungen

other arrangements (e.g. pledge under general terms and conditions, all security provided for the loan/ credit (e.g. land charge, mortgage, letter of comfort) and trust arrangements)	sonstigen Vereinbarungen (z. B. Pfandrechte nach den Allgemeinen Geschäftsbedingungen, sämtliche für das Darlehen/ den Kredit bestellte Sicherheiten (z.B. Grundschuld, Hypothek, Patronatserklärung) und Treuhandverhältnisse)

3. Security in the form described above which was waived during the term of the loan	3. Sicherheiten der o. g. Art, auf die während des bestehenden Darlehensverhältnisses verzichtet wurde

other comments (did any person (other than the Borrower) grant security without releasing the Lender from banking secret?)	sonstige Anmerkungen (haben Personen (mit Ausnahme des Darlehensnehmers) Sicherheiten gewährt, diese aber den Darlehensgeber nicht vom Bankgeheimnis befreit?)

The confirmation letter contains only information known by the persons at the Lender involved in the grant of the Loan.	Die Bescheinigung enthält nur solche Angaben, die dem bei dem Darlehensgeber mit der vorgenannten Finanzierung vertrauten Personenkreis bekannt sind.

By issuing this Confirmation Letter, for legal reasons, the Lender does not provide any tax advice. In particular, the Lender does not guarantee that any tax consequences that is sought by means of this confirmation letter is achieved.	Der Darlehensgeber übernimmt mit dieser Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht der Darlehensgeber nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

With kind regards,	Mit freundlichen Grüßen

on behalf of the Lender	im Namen des Darlehensgebers

SIGNATORIES

Company

ADECCO SA

By:	/s/ JAMES WILLIAM FREDHOLM	/s/ KLAUS J. JACOBS

Bidco

ADECCO GERMANY HOLDING GmbH

By:	/s/ MARK EATON	/s/ JAMES WILLIAM FREDHOLM

Guarantor

ADECCO SA

By:	/s/ JAMES WILLIAM FREDHOLM	/s/ KLAUS J. JACOBS

Mandated Lead Arranger

UBS LIMITED

By:	/s/ RACHEL BEW	/s/ CHARLES ANDERSON

Original Bank

UBS AG, LONDON BRANCH

By:	/s/ RACHEL BEW	/s/ CHARLES ANDERSON

Agent

UBS AG, LONDON BRANCH

By:	/s/ RACHEL BEW	/s/ CHARLES ANDERSON